Exhibit 10.1
THE READER’S DIGEST ASSOCIATION, INC.
READER’S DIGEST ROAD
PLEASANTVILLE, NY  10570-7000

TODD C. McCARTY                                                                                                                                                    TELEPHONE: (914) 244-5175
Senior Vice President                                                                                                                                                               FAX:  (914) 244-7944
Global Human Resources                                                                                                                                                                      todd_mccarty@rd.com

                November 19, 2008

Mr. Tom Williams
8 Hubert Street
Whippany, NJ  07981

Dear Tom:

I am pleased to confirm the offer of employment extended to you for the position of Senior Vice President, Chief Financial Officer of The Reader’s Digest Association, Inc., reporting to Mary Berner, Chief Executive Officer of The Reader’s Digest Association, Inc. (“Reader’s Digest” or the “Company”), the details of which are outlined below.  This position is based in Pleasantville, New York.  Your date of hire is still to be determined.

Compensation and benefits

1.
As previously discussed, your annual base salary will be $500,000 payable in biweekly installments in accordance with Reader’s Digest’s payroll practices and subject to periodic adjustments based upon performance reviews administered within timeframes consistent with other senior level executives.

2.
You will receive a sign-on bonus in the gross amount of $362,250, less appropriate tax withholding, payable at the end of sixty days of your employment with Reader’s Digest.  This payment will only be made if, and to the extent, you do not receive your 2008 bonus from your last employer.  By accepting this offer, you agree that, in the event you receive this payment from Reader’s Digest and that you voluntarily leave Reader’s Digest, or if you are terminated by the company for “Cause” (as defined in the attached) within the twelve months following receipt of payment, you will repay the full amount of the payment prior to the last day of your employment. By accepting this offer, you further agree that Reader’s Digest may deduct this amount from any other amounts Reader’s Digest owes you should you be obligated to repay this amount.

3.
You will receive a one-time payment in the gross amount of $350,000, less appropriate tax withholding, payable in November, 2009.  By accepting this offer, you agree that, in the event you receive this payment from Reader’s Digest and that you voluntarily leave Reader’s Digest, or if you are terminated by the company for “Cause” (as defined in the attached) within the twelve months following receipt of payment, you will repay the full amount of the payment prior to the last day of your employment. By accepting this offer, you further agree that Reader’s Digest may deduct this amount from any other amounts Reader’s Digest owes you should you be obligated to repay this amount.

4.
You will participate in our annual incentive plan, the Reader’s Digest Management Incentive Plan.  The bonus target for this position is $500,000, with a range of opportunity from 0% to up to 200% of target (or up to $1,000,000).  This target shall not be decreased without your written consent. For FY2009 (July 1, 2008 – June 30, 2009) only, your bonus target will be pro-rated based on your date of hire.  Awards are based on Company, unit and individual performance against pre-established goals.  Receipt of a bonus requires that you be on the active payroll at the time awards are paid, which is typically in the late summer/fall.

5.
In connection with your employment and contingent upon the approval of both the Compensation Committee of the Board of Directors of Reader’s Digest (received as of the date of this letter) and the Board of Directors of RDA Holding Co., you will receive an equity stake in the company of .7440% or 443,727 shares delivered in the form of 332,795 stock options with an exercise price equal to the fair market value of RDA Holding Co.’s common stock on the date of grant, 55,466 restricted shares of RDA Holding Co. common stock, and 55,466 restricted stock units, all granted under the RDA Holding Co. Omnibus Incentive Compensation Plan.  The stock options and restricted stock will be awarded and vest in accordance with the standard terms and conditions.  The restricted stock units will vest upon hire and will have a payment date of the earlier of (a) the date of the executive’s involuntary termination from the company other than for “Cause” (as defined in the attached) or termination by you for “Good Reason” (as defined in the attached), and (b) the date of a “Liquidity Event” (as defined in the attached). Additional information concerning the terms and conditions of these awards will be provided to you upon employment.  Once granted, changes to terms and conditions of outstanding equity grants that may have an adverse effect on you will require your written consent.

6.
You will participate in Reader’s Digest’s Senior Executive Long-Term Incentive Program (LTIP).  This plan measures and rewards performance over a multi-year period.  A new performance cycle begins each year.  The incentive target for this position is $500,000.  Your incentive target for the FY08-09 and FY08-10 cycles will be pro-rated based upon your date of hire as indicated below.  The award earned can range from 0% to 250% of target depending on the extent to which the performance goals are achieved.  Performance cycles and incentive targets are outlined below.

Cycle	Target	Anticipated Payout Date
2008-2009	$125,000	December 2009
2008-2010	$250,000	December 2010
2009-2011	$500,000	December 2011

Once granted, changes to terms and conditions of outstanding performance cycles that may have an adverse effect on you will require your written consent.

7.
You will be eligible to participate in the benefit programs that are made generally available to Reader’s Digest employees in accordance with their terms, as from time to time in effect, including The Reader’s Digest Association, Inc. Retirement Plan (cash balance account), which currently provides an annual age-based contribution of 5% of eligible compensation, The 401(k) Partnership of The Reader’s Digest Association, Inc., a savings plan which currently provides a 50% match on the first 6% of pre-tax contributions, and medical, dental, life insurance, short- and long-term disability plans.  Details of these benefit plans are included in the attached information packet.

8.	You will be eligible for four (4) weeks of vacation annually.

9.
You will be eligible for the following executive level perquisites:  financial planning benefits provided through Ayco, the Company’s service provider and a calendar year flexible perquisite allowance (under the “Flexnet Program”) of $25,500.

10.
You will be eligible for severance totaling 12 months of base salary and target bonus if your employment is terminated involuntarily by the Company for reasons other than “Cause” (as defined in the attached) or by you for “Good Reason” (as defined in the attached), provided you timely execute a release in a reasonable and customary form satisfactory to the Company and return all Company property.   The severance payments will be made over the 12-month period following your termination.

11.
By virtue of accepting these terms of employment with Reader's Digest, you also agree that for the 24 month period following your termination for any reason at any time, you will not, directly or indirectly, solicit, recruit or hire (or have a third party solicit, recruit or hire on your behalf) any employees of or persons who have worked for Reader's Digest (or its affiliates or subsidiaries) during the 12 month period prior to the termination of your employment, or solicit or encourage (or have a third party solicit or encourage on your behalf) any such employee to cease employment with those entities or seek employment elsewhere.

12.
Your employment is contingent upon verification of the accuracy of information obtained in the employment process through an independently conducted background investigation (already complete as of the date of this letter) and authorization to work pursuant to the Immigration Reform and Control Act of 1986 (“IRCA”).  Further, this offer is contingent in its entirety on approval by the Compensation Committee of the Board of Directors of Reader’s Digest (received as of the date of this letter). Your employment cannot commence until all of these conditions have been satisfied.

In all instances mentioned above, the specific terms of the applicable plans and awards govern, and Reader’s Digest reserves the right to amend or terminate those plans or policies in accordance with their terms, other than as explicitly set forth in this letter.  Additionally, our policy is that “all employment by the Company is at will and the Company reserves the right to terminate any employee at any time with or without cause” and neither this letter nor any conversation is intended to create an employment contract.  The terms of this letter are binding on the Company, its successors and assigns, replaces in its entirety the letter to you dated November 13, 2008, and any dispute will be governed by the laws of New York.

We look forward to you joining the senior leadership team of Reader’s Digest, and are confident that you will make a significant difference for our Company.

                            Sincerely,

                            Todd McCarty,
                            Senior Vice President
                            Global Human Resources

Please sign below to indicate your acceptance:

/s/ Tom Williams
_____________________________________
Tom Williams

cc:  Mary Berner

Definition of “Cause” for purposes of employment offer letter between Reader’s Digest and Mr. Tom Williams

“Cause” means:  (A) your willful failure to substantially perform your duties (other than due to physical or mental illness) that, to the extent curable, is uncured by you promptly following receipt of written notice given by the Company of such failure, (B) your conviction of, or plea of guilty or nolo contendere to a felony (or the equivalent of a felony in a jurisdiction other than the United States) other than, in any case, vicarious liability or traffic violations, (C)  your willful improper communication of confidential information regarding the Company obtained in the course of your employment, (D) your willful violation of the Company’s written policies that has a detrimental impact on the Company and that, to the extent curable, is uncured by you promptly following receipt of written notice given by the Company of such breach; (E) your fraud or embezzlement with respect to the Company; (F) your personal misappropriation or misuse of funds or property belonging to the Company; (F) your use of illegal drugs that interferes with the performance of your duties hereunder; or (G) your gross misconduct, whether or not done in connection with employment, other than an action done in the good faith belief that it was in the best interests of the Company, that materially adversely affects the business or reputation of the Company, its subsidiaries or Affiliates.

The determination of whether Cause has occurred shall be made in the reasonable discretion of the Company’s Chief Executive Officer, with the advice of the Company’s Senior Vice President, Global Human Resources, and the Company’s General Counsel.

Definition of “Good Reason” for purposes of employment offer letter between Reader’s Digest and Mr. Tom Williams

“Good Reason” shall mean the occurrence of any of the following without your express written consent:

(i) a reduction by the Company in your annual base salary or your annual target bonus opportunity under the Company’s Management Incentive Compensation Plan;

(ii) any failure by the Company to permit you to participate in any new or additional compensation, incentive, employee benefit or fringe benefit plan or program that is made generally available to senior management of the Company or its successor, if such plan or program would be material to your total compensation and benefits; or

(iii)   a relocation to an office located anywhere other than within seventy-five (75) miles of your current primary office.

Any termination of your employment by you for Good Reason shall be made by written notice to the Company within 60 days after your knowledge of the occurrence of the event constituting Good Reason and the Company shall have 10 days to cure the event in which case, if cured, the termination will not be effective.

Definition of “Liquidity Event” for purposes of restricted stock unit award for Mr. Tom Williams (capitalized terms defined in the RSU agreement)

“Liquidity Event” means (a) the disposition by the Equity Investors in one or more transactions of at least 50% of the Shares originally acquired by the Equity Investors for all cash consideration or for a combination of cash and non-cash consideration where the cash portion of the consideration represents consideration for at least 50% of the Shares originally acquired by the Equity Investors (other than a disposition to an Affiliate of any Equity Investor or to any other Equity Investor), (b) a distribution by Ripplewood Partners II, L.P. (or any Affiliate to which it transfers Shares) of at least 50% of the Shares originally acquired by the Affiliates of Ripplewood Holdings, L.L.C. to the limited partners of Ripplewood Partners II, L.P (or any such Affiliate to which it transfers Shares); or (c) the payment of an extraordinary cash dividend on the Shares by the Company in connection with an IPO, but only if the value of such dividend per Share is greater than 50% of the price per Share paid by the initial purchasers in the IPO; provided that if the Board determines that any recapitalization, stock split, reverse stock split, split-up or spin-off, reorganization, merger, consolidation, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Board in its discretion to be appropriate or desirable, then the Board may, in such manner as it may deem equitable or desirable, amend or modify this definition.